Exhibit 10.3

February 25, 2011

By Hand Delivery

Bud Rosenthal

Dear Bud:

This letter, upon your signature, supplements your offer letter to the extent set forth herein, and these documents together shall constitute the complete agreement between you and AOL Inc. (together with its subsidiaries, affiliates, and assigns, “AOL” or the “Company’’) regarding your continued employment.

At Will Employment: Your employment with the Company is at will and you or the Company are free to terminate such employment at any time, with or without “Cause.” For purposes of this letter, Cause shall be limited to (i) your conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (ii) your failure or refusal, without proper cause, to perform your duties with the Company, including your obligations under this letter, if such failure or refusal remains uncured for 15 days after written notice to you; (iii) fraud, embezzlement, misappropriation, or reckless or willful destruction of Company property; (iv) breach of any statutory or common law duty of loyalty to the Company; (v) your violation of the CNPR Agreement or Confidentiality, Inventions and Assignment Agreement (each a “Confidentiality Agreement”) or the Company’s Standards of Business Conduct; (vi) your improper conduct substantially prejudicial to the Company’s business, or (vii) your failure to cooperate in any internal or external investigation involving the Company.

Termination of Employment: If the Company terminates your employment other than for Cause, in exchange for your execution and delivery of the Company’s standard separation agreement, which shall contain among other obligations, a release of claims against the Company, you will be entitled to receive:

•	An amount equal to 6 months base salary, less applicable taxes. This amount will be paid in 12 semi-monthly, substantially equal installments starting on the second payroll period following your termination date (“Payment Date”); provided, however, that if your separation agreement is not effective and irrevocable on the Payment Date, the first payment will be made on the second payroll period following the date that it becomes effective and irrevocable and will include any prior installments otherwise payable to you; and shall be paid to you in all events on or before March 15 of the calendar year following the calendar year in which your termination date occurs. These payments will not be eligible for deferrals to Company’s 401(k) plan.

22000 AOL Way Dulles, Virginia 20166 USA

•	If you elect to enroll in COBRA benefit continuation, at the Company’s expense, continuation of health, vision and dental benefits coverage under COBRA for 6 months beginning the first day of the calendar month following your termination date.

You will not be entitled to the above benefits, and the Company shall have no obligation to you other than to pay your base salary through the effective date of the termination and with respect to any rights you may have pursuant to any insurance or other benefit plans of the Company if: (i) the Company terminates your employment for Cause; (ii) you resign your employment; or (iii) your release fails to become effective and irrevocable within 60 days following your termination of employment.

Cooperation. During and after your employment with the Company, you shall assist the Company in connection with any litigation, investigation, or other legal or regulatory matter involving the Company. You agree that such assistance may include, but is not limited to, meeting with the Company’s legal counsel or other representatives and voluntarily providing testimony in legal proceedings if so requested by the Company. The Company will reimburse you for reasonable out-of-pocket expenses incurred in rendering such assistance to the Company (not including attorney’s fees, unless required by federal, state or local law).

Return of Company Property. Upon termination of your employment, or at any time the Company so requests, you must return to the Company all the Company property then in your possession, including, but not limited to, keys, access cards, computers, SecurIDs, pagers, telephones, credit cards and the original and all copies of any written, recorded, or computer readable information about Company practices, procedures, employees, trade secrets, finances, customer lists or marketing associated with the Company’s business, and any other information deemed proprietary or confidential in accordance with Company policies and/or the Confidentiality Agreement.

Employment Conditions: Notwithstanding anything set forth herein, you will continue to render your services to the Company on a full-time, exclusive basis and comply with the Company’s Standards of Business Conduct and all other Company policies. In addition, you agree to continue to abide by the terms of your Confidentiality Agreement, which remains in full force and effect.

Nothing in this letter is intended to create a contract for employment or guarantee of continued employment with the Company for any period of time and your employment continues to be at-will.

Compliance with IRC Section 409A. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this letter constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this letter shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

Please sign and date one copy of this letter and return to Gillian Pon, VP, Total Rewards via pdf, fax (703-265-7825) or mail at 22110 Pacific Blvd, Dulles, Virginia 20166.

With warm regards,

/s/ Kathy Andreasen

Kathy Andreasen

Chief People Officer

AGREED AND ACCEPTED:

/s/ Bud Rosenthal	Date: 2/25/11
Bud Rosenthal